Exhibit 11

STATEMENT OF COMPUTATION OF EARNINGS PER SHARE


	             Year ended March 31,
(In thousands except per share data)	    1994	     1993	     1992
Primary
Weighted average number of common
  shares outstanding	43,341	43,038	41,139
Incremental common shares attributable
  to outstanding options	  1,626	   2,690	  3,533
Total shares	 44,967	  45,728	 44,672
Net income	$ 2,674	$ 93,811	$46,845
Net income per share	$   .06	$   2.05	$  1.05


Fully Diluted
Weighted average number of common
  shares outstanding	43,341	43,038	41,139
Incremental common shares attributable to:
  Outstanding options	1,759	2,753	3,967
  6 3/8% convertible subordinated
    debentures	 11,708	  11,708	      -
Total shares	 56,808	  57,499	 45,106
Net income:
  Net income	$ 2,674	$ 93,811	$46,845
  Add interest on convertible subordinated
    debentures, net of tax	  8,128	   8,127	      -
  Adjusted net income	$10,802	$101,938	$46,845
Net income per share	$   .19	*	$   1.77	$  1.04



* The primary net income per share is shown in the statements of income for both primary and fully diluted, as the effect of the assumed conversion of the subordinated debentures is anti-dilutive.